Exhibit 99.1

Apex Silver Reports on Second Quarter 2007 Results

Denver, CO, August 9, 2007/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today reported a net loss of $143.8 million or $2.45 per share for the second quarter 2007 compared to a net loss of $80.5 million or $1.40 per share for the same 2006 period.

In the second quarter 2007, we recorded a loss related to our metals derivative positions in the amount of $165.6 million compared to a loss of $78.1 million on our derivative positions for the second quarter of 2006.  The second quarter 2007 loss is the result of high metals prices and maturity dates drawing closer.  Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, requires that our derivative instruments be recorded on the balance sheet at fair value, or “marked to market”, and that changes in the fair value be recorded in current earnings. At June 30, 2007, the liability associated with the derivative positions was $875.5 million.

At June 30, 2007 the company’s aggregate cash, restricted cash, short and long-term investments and restricted investments totaled $402.8 million compared to an aggregate of $514.9 million in cash, restricted cash, short and long-term investments and restricted investments at December 31, 2006.  The decrease in our aggregate cash and investment balances as of June 30, 2007 compared to December 31, 2006 was primarily the result of $129.6 million invested in property, plant and equipment related to the development of the San Cristobal project, offset partially by $45.0 million drawn under the San Cristobal project finance facility and $27.4 million advanced from Sumitomo.  In addition, $44.4 million was spent to fund operations, property holding costs and administrative costs, net of interest and other income, and $7.5 million was spent for the payment of long term debt (primarily capital lease payments).

San Cristobal Achieves First Production

Earlier this week we announced the first production of silver bearing lead and zinc concentrates.  As was announced, the plant reached mechanical completion in late June 2007 and began start-up commissioning in early July.  The first rail shipment from the plant to the port has now commenced.  We expect to record our first sale of silver bearing lead and zinc concentrates in the third quarter and intend to ramp up to full production rate during the fourth quarter of 2007.

Concurrently with construction and commissioning at the San Cristobal Project we have continued to mine ore and at June 30, 2007 we had stockpiled 3.5 million tonnes of sulfide ore. The primary crusher and overland conveyor are operating at design rates delivering ore to the coarse ore stockpile.  The plant is operating with the semi-autogenous (SAG) mill and one of the two ball mills.  The second ball mill motor has been repaired and is being commissioned.  We expect continuous production from this ball mill in early September.  The flotation circuit has been commissioned and we are producing both silver bearing lead and zinc concentrates.  The filtration and load out system has also been commissioned.

The entire project construction and operating team has achieved twelve million man-hours without a lost time accident.

Mining Taxation Legislation Proposed in Bolivian Congress

The Bolivian government continues to consider various changes to applicable mining taxes, including possible increases in income tax rates, modification of credibility of the complementary mining tax against income tax, and elimination of the refund to exporters of a percentage of import duties and value added taxes.  The company, together with Sumitomo, is engaged in ongoing discussions with government representatives regarding the various proposals and their potential effects on San Cristobal.

Apex Exploration Activities Increase at El Quevar Property

Drill testing of projects in Argentina, Peru and Mexico continues.  At the El Quevar property in Argentina, we have completed 34 drill holes during a first phase program that has identified a potentially significant zone of silver mineralization.  Eleven drill holes, drilled on sections spaced about 100 meters apart, have all returned promising intercepts containing silver with minor lead and zinc.  Selected intercepts include holes QVD-030, drilled on the western end of the zone, which returned 17 meters averaging 533 grams per tonne (g/t) silver (55.8 feet at 17.1 ounces per ton (oz/ton)).  Drill hole QVD-023, located approximately 700 meters (2300 feet) to the west of QVD-030, returned 10 meters averaging 126 g/t silver (32.8 feet at 4.05 oz/ton) in an upper zone and 14 meters averaging 352 g/t silver (45.9 feet at 11.3 oz/ton) in a lower zone.  All of these drill intercepts are within 100 meters (328 feet) of the surface.  Results for all of the El Quevar drill holes will be posted on our web site.  The zone is open for expansion to the east, west and to depth.  The next phase of drilling will provide further definition of the zone and should expand the limits in preparation for an estimate of the size and grade of the deposit.  We plan to bring in additional drills to test other areas at El Quevar including large silver, lead and zinc bearing breccia zones and associated veins.  Apex Silver has a 65% interest in the property and is manager.  Drills are also operating at four properties in Mexico with results pending.

Alan Edwards Resigns as Chief Operating Officer

Alan Edwards, the company’s Chief Operating Officer since June 2004, has resigned effective August 20, 2007 to become the chief executive officer of another company.  Alan was instrumental in leading the successful development, commissioning and startup of the San Cristobal Project.

Deborah Friedman Joins as General Counsel

Deborah Friedman joined Apex Silver on July 10, 2007 as Senior Vice President, General Counsel and Corporate Secretary.  Ms. Friedman has over 25 years of experience in the mining industry with 16 years at Cyprus Amax and AMAX Gold and 8 years as a partner at Davis Graham & Stubbs LLP where her practice focused on the representation of publicly traded international mining companies.  Ms. Friedman holds a Bachelor of Arts degree in history from the University of Illinois and a Juris Doctor degree from the University of Michigan.

Apex Silver is a mining exploration and development company.  Its 65%-owned San Cristobal project is the world’s largest development in silver and zinc.  The ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding anticipated initial shipment and sales in the third quarter 2007, timing of commissioning and continuous production from the second ball mill, the anticipated schedule for the ramp up to full production, potential changes in Bolivian mining taxes and tax rates and the potential effect on San Cristobal, and planned drilling at El Quevar and potential results.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include problems or delays in commissioning and achieving continuous production at the second ball mill, start-up and production problems or delays, work stoppages, variations in ore grade and processing rates, unfavorable results of exploration at El Quevar and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2006.

CONTACT:  Jerry Danni, Senior Vice President Corporate Affairs, Apex Silver Mines Corporation, 303-228-0336.